Exhibit 5.1
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005-1413
August 1, 2008
Nabors Industries, Inc.
515 West Greens Road
Suite 1200
Houston, Texas 77067
Ladies and Gentlemen:
     We have acted as special Unites States counsel to Nabors Industries, Inc., a Delaware corporation, as issuer, (the “Company”) and Nabors Industries Ltd., a Bermuda exempt company, as guarantor (the “Guarantor”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”) on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), of up to $975,000,000 in aggregate principal amount of 6.15% Senior Notes due 2018 of the Company (the “Exchange Notes”) and the related guarantee of the Exchange Notes (the “Exchange Guarantees”) by the Guarantor to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 6.15% Senior Notes due 2018 (the “Old Notes”), and the related guarantee of the Old Notes, each issued in two tranches, the first on February 20, 2008 and a second on July 22, 2008, pursuant to the Indenture, dated as of February 20, 2008 (the “Indenture”), among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and the Registration Rights Agreements dated as of February 20, 2008 and July 22, 2008 (the “Registration Rights Agreements”) among the Company, the Guarantor, Citigroup Global Markets Inc. and UBS Securities LLC.
     In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantor and public officials, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:
1. The Exchange Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the Old Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreements and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.
2 The Exchange Guarantees, when the applicable Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and exchanged by the holders thereof for the Old Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreements and the Indenture, will constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the qualification that (i) enforceability of the obligations of the Guarantor thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy; (b) concepts of good faith, reasonableness, fair dealing and materiality, and (c) possible judicial action giving effect to foreign government actions or foreign law, and (ii) the waiver of defenses by the Guarantor in the Exchange Guarantees may be limited by principles of public policy in New York.
     To the extent that the obligations of the Company and the Guarantor under the Exchange Notes, the Exchange Guarantees and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by each of the parties thereto (other than the Company); (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (vii) the Exchange Guarantees have been duly authorized, executed and delivered by the Guarantor.
     In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes or the Exchange Guarantees and that the issuance and delivery of the Exchange Notes and the Exchange Guarantees, all of the terms of the Exchange Notes and the Exchange Guarantees and the performance by the Company and the Guarantor of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or the Guarantor.
     The foregoing opinions are limited to matters involving the Federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/S/ MILBANK, TWEED, HADLEY AND
MCCLOY LLP
DAT/CJC

3